UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2025

Cibus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6455 Nancy Ridge Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 450-0008

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, $0.0001 par value per share	CBUS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

The board of directors (the “Board”) of Cibus, Inc. (“Cibus” or the “Company”) has appointed Cornelis (Carlo) Broos to serve as the Company’s Chief Financial Officer. In connection with this appointment, Cibus Global, LLC and Mr. Broos entered into an Executive Employment Agreement (the “Employment Agreement”), dated as of September 19, 2025, with a retroactive effective date of September 18, 2025.

Mr. Broos, age 54, has served as Cibus’ Interim Chief Financial Officer since October 1, 2024. Previously, Mr. Broos served as Senior Vice President of Finance of the Company since 2024 and has significant public finance, accounting and audit experience. Prior to his current role, Mr. Broos served as the Company’s Vice President of Finance and Business Development after joining the Company in 2011. Before joining the Company, Mr. Broos served as the Head of Finance (Services) for Syngenta Europe Africa Middle East from 2008 to 2011, as CFO Netherlands and CFO Belgium for Syngenta from 2005 to 2008, as Group Controller for Advanta from 2002 to 2005 and as Audit Manager at Deloitte (Netherlands) from 1995 to 2002. Mr. Broos completed a Master of Science in Business Administration from Radboud University in 1995 and completed a post-master program in accountancy at Tilburg University in the Netherlands in 1999, becoming Registered Accountant (the equivalent of a CPA) in the Netherlands.

Pursuant to the Employment Agreement and in connection with his appointment as Chief Financial Officer, the Board established an initial base salary for Mr. Broos of €440,000, as may be adjusted from time to time, and Mr. Broos will be eligible for a discretionary annual bonus and annual incentive equity award, in each case, as determined by the Board based on the Company’s performance and Mr. Broos’ individual performance.

Mr. Broos is eligible to participate in employee benefit plans, such as pension, profit sharing and other retirement plans, incentive compensation plans, disability and other insurance plans, and other employee welfare plans (except for the Company’s sponsored group health insurance plan), in each case, in accordance with the employee benefit plans established by Cibus, and as may be amended from time to time in Cibus’ sole discretion.

Mr. Broos’ employment is at-will and may be terminated at any time for any reason, except that upon termination of his employment by Mr. Broos for Good Reason or by Cibus without Cause (other than Mr. Broos’ death or Disability), in which case, Mr. Broos will be entitled to continued payments of base salary for a period of eighteen months (“Severance Benefits”). If Mr. Broos’ employment is terminated by Mr. Broos for Good Reason or by Cibus without Cause (other than Mr. Broos’ death or Disability), in each case, in connection with a Change in Control, Mr. Broos will be entitled to continued payment of base salary for a period of twenty-four months, payment of a lump sum equal to the higher of Mr. Broos’ target Annual Bonus for the year of such termination and, if termination occurs in the second half of a fiscal year, the reasonably projected Annual Bonus for the termination year, and full vesting of all of Mr. Broos’ stock options and other unvested equity (“Change in Control Severance Benefits”). The receipt of Severance Benefits and Change in Control Severance Benefits, as applicable, will be subject to delivery of customary releases contemplated by the Employment Agreement. Capitalized terms used but not defined in this paragraph have the meanings assigned in the Employment Agreement.

Mr. Broos previously entered into the Company’s standard indemnification agreement for directors and officers, the form of which is filed with the Company’s Annual Report on Form 10-K and remains in effect with respect to Mr. Broos.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Mr. Broos has no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, nor are any such transactions currently proposed, except that, solely for purposes of tax efficiency, approximately half of Mr. Broos’ compensation will be paid to a Belgian entity established by Mr. Broos for such purpose and wholly owned by Mr. Broos. There are no arrangements or understandings between Mr. Broos and any other persons pursuant to which Mr. Broos is being appointed as Chief Financial Officer, and there are no family relationships between Mr. Broos and any director or executive officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement between Cibus Global, LLC and Cornelis (Carlo) Broos, dated September 19, 2025 (effective September 18, 2025)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cibus, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2025	CIBUS, INC.

	By:	/s/ Peter Beetham
	Name:	Peter Beetham, Ph.D.
	Title:	Interim Chief Executive Officer